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                                                                      EXHIBIT 14

                     INLAND AMERICAN REAL ESTATE TRUST, INC.
                                 CODE OF ETHICS

INTRODUCTION

     The Board of Directors (the "Board") of Inland American Real Estate Trust, Inc. (the "Company") has adopted this Code of Ethics which embodies the Company's commitment to conduct business in accordance with applicable law and the highest ethical standards. This Code is intended to provide guidance to help the Company's employees and directors to recognize and deal with ethical issues, to provide a mechanism to report unethical or unlawful conduct, and to help maintain a culture of honesty and accountability.

     This Code of Ethics applies to all of the Company's employees (including all officers) and directors. This Code must be read in conjunction with the Company's Employee Handbook and other Company compliance and employment policies, practices and procedures. The Employee Handbook and all such policies, practices and procedures, as they may be revised from time to time, are collectively referred to in this Code of Ethics as the "Company Policies." Although the Company Policies are not part of the Code of Ethics, employees and directors are also required to know, and to abide by, all applicable Company Policies.

     Truly ethical business practices means adhering to not only the letter but also the spirit of all applicable laws and regulations. The Company thus defines standards of excellence and success to include adherence to a strong set of ethical principles at every step.

     This Code of Ethics has been prepared to provide our employees and directors a framework within which to work both legally and ethically. More importantly, the Code of Ethics reflects how we think and feel about doing business, the values we hold and look for in others and how we want to distinguish ourselves as a company.

UNDERSTANDING THE CODE OF ETHICS; ACCOUNTABILITY

     Each employee and director must carefully read, understand and comply with this Code and, as needed, seek clarification on any point. Individuals who fail to comply with the Code of Ethics, including supervisors who fail to report wrongdoing, may be subject to disciplinary action, including the possibility of dismissal. Questions regarding any legal or ethical requirements should be directed to one's immediate supervisor or the Company's general counsel.

REPORTING VIOLATIONS; PROTECTION AGAINST RETALIATION

     Any individual engaging in, or becoming aware of, any conduct or activity that may violate this Code of Ethics or any applicable law or regulation, must promptly report the matter by notifying his or her immediate supervisor or the Company's general counsel. An individual may make a report anonymously, but must in any event provide enough information to enable the Company to properly address the matter.

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     The Company has established procedures for submitting concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee of the Board and for submitting other concerns to the non-management members of the Board.

     No individual will be subject to retaliation of any kind (or threat of retaliation) for reporting in good faith any ethical concerns, suspected securities law violations or other suspected misconduct. Any individual who believes that he or she has been retaliated against (or threatened or harassed) in violation of this policy should immediately report the matter to his or her supervisor or the Company's general counsel.

AVOIDING PERSONAL CONFLICTS OF INTEREST

     Personal "conflicts of interest" exist any time employees or directors face a choice between their personal interests (financial or otherwise) and the interests of the Company. Conflicts of interest may call into question the Company's integrity. No employee or director should subordinate service to the Company for personal gain and advantage. All employees and directors must be accountable for acting in the Company's best interest. Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual's immediate family or household works for an entity which is itself in direct competition with the Company) should notify his or her supervisor, or the Company's general counsel. Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the Company's general counsel. Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board.

CORPORATE OPPORTUNITIES

     Employees and directors have a duty to the Company to advance its legitimate interests whenever the opportunity arises. Individuals should not take for themselves personally, or for their friends or family, opportunities that are discovered through the use of Company property, information or position (other than those received in the ordinary course of doing business and approved by the Company). Furthermore, all employees and directors are prohibited from taking a corporate opportunity except as approved by the Board.

SAFEGUARDING COMPANY PROPERTY

     PROTECTION AND PROPER USE OF COMPANY ASSETS. All employees and directors should protect the Company's assets and ensure their efficient use. All of the company's assets should be used for legitimate business purposes only.

     PROPRIETARY AND CONFIDENTIAL INFORMATION. One of the Company's most valuable assets is the information gathered and developed in the management and operation of its business. Some of this information is not known to the public or our competitors, and each employee and director must safeguard and keep private all Company proprietary and confidential information and trade secrets. Confidential information includes, generally, all non-public information that

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might be of use to competitors of the Company or harmful to the Company or its customers if disclosed. The disclosure of confidential information is permitted only when required by law or when disclosure would be in the best interest of the Company, and in each case, as approved by the chief executive officer. Any employee or director receiving a subpoena requiring the disclosure of confidential information should contact the Company's general counsel.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Each individual must comply with both the letter and the spirit of all laws and regulations applicable to the Company. Although not all employees are expected to know the details of these laws and regulations, each employee must know enough to determine when to seek advice.

EQUAL EMPLOYMENT OPPORTUNITY

     The Company is committed to providing an equal opportunity work environment. The Company does not discriminate, and will not condone discrimination (including harassment), against any employee or applicant for employment on any basis prohibited under applicable law or Company Policy. Employees should review applicable Company Policies for guidance on reporting violations.

FAIR DEALING

     The Company expects its employees and directors to compete aggressively in furthering the interests of the Company. Each employee and director must, however, compete fairly, ethically and in a manner that fully complies with all applicable laws and regulations. To that end, no individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing or practice.

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

     All books of account, financial statements and records of the Company must reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner. All employees and directors who are involved in the Company's disclosure process are required to know and understand the disclosure requirements applicable to the Company that are within the scope of their responsibilities, and must endeavor to ensure that information in documents that the Company files with or submits to the Securities and Exchange Commission, or otherwise disclosed to the public, is presented in a full, fair, accurate, timely and understandable manner. Additionally, each individual involved in preparing the Company's financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company.

     Furthermore, all financial statements and related disclosures must be free of material errors. Employees and directors are prohibited from knowingly making or causing others to

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make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity. In that connection, no individual, or any person acting under his or her direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any of the Company's internal auditors or independent auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering the Company's financial statements materially misleading.

WAIVERS AND AMENDMENTS

     The Company may waive application of the Code of Ethics to employees or directors in certain limited situations. Any waivers of the provisions of this Code of Ethics for executive officers or directors may be granted only in exceptional circumstances by the Board or a Board committee. Amendments to this Code of Ethics must also be approved by the Board.

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